AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 30, 2005 by and between MEDCATH CORPORATION, a Delaware corporation (the “Company”), and JOAN McCANLESS (“Executive”).
RECITALS
     Executive and MedCath Incorporated, a wholly-owned subsidiary of the Company, are parties to an Employment Agreement dated as of April 28, 1995 (the “Initial Employment Agreement”). The Company and Executive desire to amend and restate the Initial Employment Agreement and to set forth in this Agreement the terms and conditions applicable to Executive’s continued employment as Senior Vice President Risk Management and Decision Support/Corporate Compliance Officer of the Company.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Initial Employment Agreement is amended and restated in its entirety to consist of the following terms and provisions:
     1. Employment.
          1.1 Position. Subject to the terms and conditions of this Agreement, the Company agrees to continue to employ Executive during the term hereof as its Senior Vice President Risk Management and Decision Support/Corporate Compliance Officer. In such capacity, Executive shall report to the Chief Executive Officer of the Company (the “CEO”) and shall have the customary powers, responsibilities and authorities of such position and office for corporations of the size and character of the Company, as it exists from time to time and as are assigned by the CEO.
          1.2 Duties. Subject to the terms and conditions of this Agreement, Executive hereby agrees to continue employment with the Company and agrees to devote her full working time and efforts, to the best of her ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Executive shall perform such duties and exercise such powers, commensurate with her position, as the CEO shall from time to time delegate to her on such terms and conditions and subject to such restrictions as the board of directors of the Company (the “Board”) may reasonably from time to time impose.

          1.3 Outside Activities. Nothing in this Agreement shall preclude Executive (i) from engaging in charitable and community affairs, from managing any passive investment made by her in publicly traded equity securities or other property (provided that no such investment may exceed 5% of the equity of any entity) or (ii) subject to Section 12(b) hereof, from serving as a member of boards of directors or as a trustee of any other corporation, association or entity, so long as in the reasonable determination of the Board none of the activities described in clauses (i) or (ii) interferes with her duties and responsibilities hereunder.
     2. Term of Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue to employ Executive, and Executive hereby accepts such employment, for a period commencing on the date of this Agreement and ending on the third anniversary of the date of this Agreement; provided, however, that this Agreement shall be automatically renewed and the term extended for additional one-year periods commencing on the third anniversary of the date of this Agreement and on each anniversary date thereafter, unless the Company or Executive provides written notice to the other party, at least 90 days prior to the expiration of the initial term or any renewal term, of the non-renewal of this Agreement.
     3. Compensation.
          3.1 Salary. From and after the date of this Agreement, the Company shall pay Executive a base salary (“Base Salary”) at the rate of $215,000 per annum. Base Salary shall be adjusted annually at the discretion of the Board but in no event shall Base Salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company, as it exists from time to time, and, as increased, shall constitute “Base Salary” hereunder. Base Salary shall be payable in accordance with the normal payroll practices of the Company but no less frequently than monthly.
          3.2 Bonus. For each fiscal of Executive’s employment hereunder, Executive shall participate in the bonus plan established for the Company’s senior executives. Executive’s target bonus with respect to each such fiscal year shall be equal to 50% of Executive’s Base Salary for such fiscal year (the “Target Bonus”). The Board (or a committee thereof) shall have complete authority to establish all other terms and provisions of the bonus plan, including the performance goals for the bonus plan, the threshold performance required for the payment of any bonus under the plan and the maximum bonus opportunity for Executive under the plan. Bonuses shall be paid within 2-1/2 months following the fiscal year to which they relate, and

Executive must be employed by the Company on the day the bonus is payable to be eligible to receive the bonus.
          3.3 Compensation Plans and Programs. Executive shall be eligible to participate in any other compensation plan or program maintained by the Company from time for senior executives of the Company on terms and conditions that are comparable to those applicable to such other senior executives.
     4. Employee Benefits.
          4.1 Employee Benefit Programs, Plans and Practices. The Company shall provide Executive during the term of her employment hereunder with participation in or coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with her position in the Company from time to time and to the extent permitted under any employee benefit plan) which the Company makes available to its senior executives.
          4.2 Vacation and Fringe Benefits. Executive shall be entitled to no less than the number of business days paid vacation in each calendar year which have historically been provided to Executive, which shall be taken at such times as are consistent with Executive’s responsibilities hereunder. In addition, Executive shall be entitled to the perquisites and other fringe benefits currently made available to senior executives of the Company, commensurate with her position with the Company.
     5. Expenses. Executive is authorized to incur reasonable expenses in carrying out her duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures.
     6. Termination of Employment.
          6.1 Termination By the Company Without Cause or By Executive for Good Reason. (a) The Company may terminate Executive’s employment under this Agreement at any time for any reason, provided that any such termination other than for Cause (as defined in Section 6.4 hereof) may only be made upon 30 days prior written notice to Executive. If Executive’s employment under this Agreement is terminated by the Company without Cause (other than as a result of Executive’s death or Permanent Disability (as defined in

Section 6.2 hereof)) or if Executive terminates her employment for Good Reason (as defined in Section 6.1(c) hereof), Executive shall receive any payments to which she is entitled under any applicable compensation or employee benefit plan or program in which she participates, including but not limited to those referred to in Section 3.3 hereof. In addition, in the event of any such termination described in the immediately preceding sentence, Executive shall be entitled to receive the following:
     (i) an amount equal to (A) one times Executive’s Base Salary if such termination occurs prior to a Change in Control (as defined in Section 6.1(c) hereof) or more than 12 months after a Change in Control, or (B) if such termination occurs upon a Change in Control or at any time within 12 months after a Change in Control, the sum of two times Executive’s Base Salary and one times Executive’s Target Bonus (such amount, the “Severance Payment”);
     (ii) a cash lump sum payment in respect of (x) accrued but unused vacation days (the “Vacation Payment”), (y) compensation earned but not yet paid (including any awarded but deferred Bonus payments) (the “Compensation Payment”), and (z) reasonable expenses incurred under Section 5 but not yet reimbursed (the “Expense Payment”); and
     (iii) continued coverage under any employee medical, disability and life insurance plans in accordance with the respective terms thereof for a period ending on the earlier of (A) the first anniversary of the date of termination under this Section 6.1(a) or (B) the date on which Executive becomes covered under comparable benefit plans of a new employer.
          (b) The Severance Payment shall be paid by the Company to Executive over the 12 month period following the date of termination in substantially equal installment payments and in accordance with the normal payroll practices of the Company but no less frequently than monthly. The Vacation Payment, the Compensation Payment and the Expense Payment shall be paid by the Company to Executive in a cash lump sum payment within 30 days after the date of termination.
          (c) For purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express prior written consent):
     (i) A substantial reduction by the Company of Executive’s duties or responsibilities, other than in connection with the termination of Executive’s employment by the Company for Cause, by Executive without Good Reason or as a result of Executive’s Permanent Disability or death;
     (ii) A reduction by the Company in Executive’s Base Salary or Target Bonus; or

     (iii) A reduction or elimination of Executive’s eligibility to participate in any of the Company’s employee benefit plans that is inconsistent with the eligibility of similarly situated executives of the Company to participate therein.
For purposes of this Agreement, “Change in Control” shall mean:
     (i) Sales of all or substantially all of the assets of the Company, MedCath Holdings Corp. or MedCath Incorporated to an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity (a “Person”) who is not an affiliate of Kohlberg Kravis Roberts & Co., LLC (“KKR”) or Welsh, Carson, Anderson & Stowe, VII, L.P. (“WCAS”);
     (ii) A sale by KKR or WCAS or any of its respective affiliates resulting in more than 50% of the voting stock of the Company, MedCath Holdings Corp. or MedCath Incorporated being held by a person or group that does not include KKR or WCAS or any of their respective affiliates; or
     (iii) A merger or consolidation of the Company, MedCath Holdings Corp. or MedCath Incorporated into another Person which is not an affiliate of KKR or WCAS;
if and only if any such event results in the inability of KKR or WCAS, or any of their respective affiliates (collectively, the “Partnerships”) to elect a majority of the Board of Directors of the Company (or the resulting entity); provided, however, that in the event that the Company, MedCath Holdings Corp. or MedCath Incorporated is merged with another company controlled by the Partnerships or their affiliates and, if the chief executive officer of the surviving entity (or the ultimate parent) is not a person who has held the position of chief executive officer of the Company for at least six months, such an event shall be deemed a Change in Control.
          6.2 Permanent Disability. If Executive becomes totally and permanently disabled (as defined in the Company’s Long-Term Disability Benefit Plan applicable to senior executive officers as in effect on the date hereof) (“Permanent Disability”), the Company or Executive may terminate Executive’s employment under this Agreement upon 30 days prior written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:
     (i) amounts payable pursuant to the terms of a disability insurance policy or similar arrangement which the Company maintains during the term hereof;
     (ii) Executive’s Target Bonus in respect of the fiscal year in which her termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination and the denominator of which is 365;

     (iii) the Vacation Payment, the Compensation Payment, and the Expense Payment; and
     (iv) any payments to which she is entitled under any applicable compensation or employee benefit plan or program in which she participates, including but not limited to those referred to in Section 3.3 hereof.
          6.3 Death. In the event of Executive’s death during the term of her employment hereunder, Executive’s estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:
     (i) Executive’s Target Bonus in respect of the fiscal year in which her death occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until her death and the denominator of which is 365;
     (ii) any death benefits provided under the employee benefit programs, plans and practices referred to in Section 4.1 hereof, in accordance with their terms;
     (iii) the Vacation Payment, the Compensation Payment, and the Expense Payment; and
     (iv) any payments to which she is entitled under any applicable compensation or employee benefit plan or program in which she participates, including but not limited to those referred to in Section 3.3 hereof.
          6.4 Termination By the Company for Cause or By Executive without Good Reason. (a) The Company shall have the right to immediately terminate the employment of Executive under this Agreement for Cause, and Executive shall have the right to terminate her employment under this Agreement without Good Reason upon 90 days prior written notice to the Company. In the event that Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, notwithstanding any other provision in this Agreement, Executive shall be entitled only to the Compensation Payment, the Vacation Payment, and the Expense Payment, and shall not be entitled to any further compensation or benefits hereunder including, without limitation, the payment of any bonus in respect of all or any portion of the fiscal year in which such termination occurs.
     (b) As used herein, the term “Cause” shall mean and be limited to (i) willful misconduct by Executive which results in a demonstrable injury (which is other than de minimis or insignificant) to the Company, (ii) willful and continued failure by Executive to perform her material duties with respect to the Company or its subsidiaries, which failure continues beyond 10 days after a written demand for substantial performance of such duties was given to Executive by the Company, or (iii) Executive’s conviction of, or plea of nolo contendere to, a felony or to a misdemeanor involving moral turpitude. Termination of Executive for Cause pursuant to Section 6.4(a) shall be made by delivery to Executive of written notice that, in the reasonable judgment of the Board, Executive was guilty of conduct set forth in any of clauses (i) through (iii) above and specifying the particulars thereof.
     7. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of her employment hereunder.
     8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:
          To the Company:
MedCath Corporation
10720 Sikes Place, Suite 300
Charlotte, North Carolina 28277
Attn: Chief Executive Officer
          with a copy to:
MedCath Corporation
c/o Kohlberg Kravis Roberts & Co.
2800 Sand Hill Road, Suite 200
Menlo Park, California 94025
(Attn: Edward A. Gilhuly)
          with a copy to:
Hal A. Levinson, Esq.
Moore & Van Allen, PLLC
100 N. Tryon Street, Floor 47
Charlotte, North Carolina 28202-4003
          To Executive:
Joan McCanless
[the most recent address
on the Company’s employment
records for Executive]
Any such notice or communication shall be delivered by hand, by telecopy (with machine confirmation) or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

     9. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.
     10. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.
     11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.
     12. Nondisclosure of Confidential Information; Non-Competition. (a) At any time during or after Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined) pertaining to the business of the Company or any of its subsidiaries, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 12(a), “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, and other non-public, proprietary and confidential information of the Company, its subsidiaries, Kohlberg Kravis Roberts & Co., Welsh, Carson, Anderson & Stowe VII, L.P., or their respective affiliates as in existence as of the date of Executive’s termination of employment (collectively, the “Restricted Group”) that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof). Confidential Information further includes without limitation customer information, vendors, operations and operating procedures, pricing, financial information, technology, marketing strategies, design of facilities, employment practices, contractual agreements, and trade secrets.
          Executive agrees that both while employed by the Company and following termination of Executive’s employment with the Company at any time in the future:
     (i) Executive will take all reasonable precautions to safeguard all Confidential Information at all times so that it is not communicated to, exposed to, available to, or taken by any unauthorized person and will personally use or disclose such information; and
     (ii) Executive will exercise Executive’s best efforts to assure the safekeeping of the Company’s Confidential Information.
          Upon termination of Executive’s employment with the Company, Executive agrees to immediately return to the Company all Confidential Information and other Company property, including without limitation all originals, copies, computer data, or other records or information. It is understood and agreed that Confidential Information and other property of the Company shall remain at all times the property of the Company.
          (b) Recognizing the fact that Executive will be given or have access to the Confidential Information described in this Section 12 above, and that Executive owes a duty of full loyalty to the Company and its name, reputation and operational interests, Executive agrees that during the period of Executive’s employment with the Company, Executive will not engage in or have an interest in, either directly or indirectly, in any manner, whether as a shareholder, partner, owner, investor, officer, director, advisor, employee, consultant, or in any other capacity, any Competitive Business other than an ownership position of less than 5 percent in any company whose shares are publicly traded.
          Executive agrees that in the event that Executive’s employment with the Company is terminated for any reason by either party, for a period of one (1) year from the date of termination of employment, Executive will not engage in or have an interest in, either directly or indirectly, in any manner, whether as a shareholder, partner, owner, investor, officer, director, advisor, employee, consultant, or in any other capacity, any Competitive Business (other than an ownership position of less than 5 percent in any company whose shares are publicly traded) which:
          (i) is located or operates within 50 miles of:

     (A) any one of the Company’s or its affiliates’ facilities or a location where the Company or one of its affiliates has provided services during the term of Executive’s employment with the Company, or
     (B) any location where the Company was actively developing a facility or service before the termination of Executive’s employment with the Company; or
          (ii) is located in the United States.
          Executive further agrees that in the event that Executive’s employment with the Company is terminated for any reason by either party, for a period of one year from the date of termination of employment, Executive shall not, on her own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company or its subsidiaries at any time during the 12 months immediately preceding such solicitation.
          For purposes of this Section 12, “Competitive Business” shall be defined as a hospital or any other health care employer, facility, or service providing cardiology related facilities or services.
          (c) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.
          13. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of her incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.
     14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations, including the provisions of Section 12 herein. The provisions of this Section 14 are in addition to the survivorship provisions of any other section of this Agreement.
     15. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of North Carolina without reference to rules relating to conflicts of law.
     16. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects the Initial Employment Agreement and any other prior agreement or understanding between the Company or any affiliate of the Company and Executive.
     17. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.
     18. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

MEDCATH CORPORATION

By	/s/ John T. Casey

Title	Chairman/CEO

/s/ Joan McCanless

Joan McCanless